Exhibit 99.1

    AMEN Properties Announces Its Entry Into a Material Definitive Agreement


    MIDLAND, Texas--(BUSINESS WIRE)--May 23, 2006--Amen Properties Inc. (NASDAQ:AMEN), with headquarters in Midland, TX, today announced its entry into a material agreement dated May 18, 2006.
    Amen Properties Inc. (the "Company") and its wholly owned subsidiary, NEMA Properties LLC ("NEMA"), have entered into a Securities Purchase Agreement with the partners of Priority Power Management Ltd. and Priority Power Management Dallas Ltd. dated May
18, 2006 (the "Purchase Agreement"), with respect to the acquisition of all of the outstanding partnership interests of Priority Power Management Ltd. and Priority Power Management Dallas Ltd. (collectively, "Priority Power") by the Company and NEMA.
    The Purchase Agreement provides for a total purchase price of $3,730,051.14, payable (i) $500,000 in cash, and (ii) promissory notes with the aggregate principal amount of $3,230,051.14 from the Company and NEMA and payable to the partners of Priority Power, which will accrue interest at the annual rate of 7.75% and be payable in equal quarterly installments of principal and accrued interest beginning at the end of the first full quarter after closing of the transaction and maturing on December 31, 2013.
    Closing under the Purchase Agreement was initially set for May 19, 2006, subject to extension for up to sixty (60) days by the Company and NEMA, which have extended the closing until May 25, 2006 (subject to further extension). The Purchase Agreement contains representations, warranties and covenants consistent with those traditionally found in agreements of this type, and provides for limited indemnification by the sellers for pre-closing matters
(limited to the remaining balances of the promissory notes given as part of the purchase price) and by the buyers for post-closing matters.
    The Purchase Agreement also specifies certain conditions to closing, including without limitation the absence of breaches of representations and covenants, obtaining all consents and approvals, due diligence satisfactory to the Company and NEMA, and the absence of liens and employment agreements with designated key employees. The parties have certain termination rights if there are breaches of the Purchase Agreement, the conditions to closing are not satisfied, closing does not occur by July 19, 2006, and other designated events common in transactions of this type.
    There are several business relationships among Priority Power, its partners, the Company and its subsidiaries, and their respective affiliates. The Company's retail electricity provider subsidiary, W Power and Light LP ("W Power"), has contractual relationships with Priority Power with respect to providing electricity to less than 0.2% of Priority Power's clients. The Company believes W Power will not provide energy to any Priority Power clients in the future. Also, certain of the partners of Priority Power are also customers of W
Power and/or Priority Power.
    In addition, certain of the partners of Priority Power are also stockholders of the Company or affiliates of stockholders of the Company. Particularly, an affiliate of Jon M. Morgan, the President and Chief Operating Officer of the Company, is a limited partner of Priority Power. Mr. Morgan also owns an interest in the general partner of Priority Power Management Ltd.

    Contact:
    John James
    Investor Relations
    P.O. Box 2888
    Midland, TX 79702
    432-684-3821



    CONTACT: Amen Properties Inc., Midland
             John James, 432-684-3821